                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                             Synaptics Incorporated
                             ----------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                    87157D109
                                    ---------
                                 (CUSIP Number)


                                 April 14, 2005
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

   [ ]   Rule 13d-1(b)
   [X]   Rule 13d-1(c)
   [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87157D109


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw Meniscus Portfolios, L.L.C.
     51-0481096
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,330,032
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,330,032
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,330,032

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157D109


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw & Co., L.L.C.
     13-3799946
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,330,032
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,330,032
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,330,032

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157D109


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     D. E. Shaw & Co., L.P.
     13-3695715
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,709,794
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,709,794
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,709,794

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA, PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 87157D109


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     David E. Shaw

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           -0-
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,709,794
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         -0-
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,709,794
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,709,794

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
     (a)          NAME OF ISSUER
                  Synaptics Incorporated

     (b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  2381 Bering Drive
                  San Jose, California 95131

ITEM 2.
     (a)          NAME OF PERSON FILING
                  D. E. Shaw Meniscus Portfolios, L.L.C.
                  D. E. Shaw & Co., L.L.C.
                  D. E. Shaw & Co., L.P.
                  David E. Shaw

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE The business address for each reporting person is:
                  120 W. 45th Street, Tower 45, 39th Floor
                  New York, NY 10036

     (c)          CITIZENSHIP

                  D. E. Shaw Meniscus Portfolios, L.L.C. is a limited liability company organized under the laws of the state of Delaware.
                  D. E. Shaw & Co., L.L.C. is a limited liability company organized under the laws of the state of Delaware.
                  D. E. Shaw & Co., L.P. is a limited partnership organized under the laws of the state of Delaware.
                  David E. Shaw is a citizen of the United States of America.

     (d)          TITLE OF CLASS OF SECURITIES
                  Common Stock, $0.001 par value



     (e)          CUSIP NUMBER
                  87157D109



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not applicable

ITEM 4. OWNERSHIP.

As of April 18, 2005:

(a) Amount beneficially owned:

D. E. Shaw Meniscus Portfolios, L.L.C.:         1,330,032 shares

D. E. Shaw & Co., L.L.C.:                       1,330,032 shares in the name of
                                                D. E. Shaw Meniscus Portfolios,
                                                L.L.C.

D. E. Shaw & Co., L.P.:                         1,709,794 shares
                                                This is composed of (i)
                                                1,330,032 shares in the name of
                                                D. E. Shaw Meniscus Portfolios,
                                                L.L.C., (ii) 25,600 shares in
                                                the name of D. E. Shaw
                                                Investment Group, L.L.C., (iii)
                                                7,800 shares that D. E. Shaw
                                                Investments, L.P. has the right
                                                to acquire through the exercise
                                                of listed call options, (iv)
                                                275,862 shares in the name of D.
                                                E. Shaw Valence Portfolios,
                                                L.L.C., and (v) 70,500 shares
                                                that D. E. Shaw Valence, L.L.C.
                                                has the right to acquire through
                                                the exercise of listed call
                                                options.

David E. Shaw:                                  1,709,794 shares
                                                This is composed of (i)
                                                1,330,032 shares in the name of
                                                D. E. Shaw Meniscus Portfolios,
                                                L.L.C., (ii) 25,600 shares in
                                                the name of D. E. Shaw
                                                Investment Group, L.L.C., (iii)
                                                7,800 shares that D. E. Shaw
                                                Investments, L.P. has the right
                                                to acquire through the exercise
                                                of listed call options, (iv)
                                                275,862 shares in the name of D.
                                                E. Shaw Valence Portfolios,
                                                L.L.C., and (v) 70,500 shares
                                                that D. E. Shaw Valence, L.L.C.
                                                has the right to acquire through
                                                the exercise of listed call
                                                options.

(b) Percent of class:
    D. E. Shaw Meniscus Portfolios, L.L.C.:               5.1%
    D. E. Shaw & Co., L.L.C.:                             5.1%
    D. E. Shaw & Co., L.P.:                               6.5%
    David E. Shaw:                                        6.5%

(c) Number of shares to which the person has:
     (i)  Sole power to vote or to direct the vote:
          D. E. Shaw Meniscus Portfolios, L.L.C.:           -0- shares
          D. E. Shaw & Co., L.L.C.:                         -0- shares
          D. E. Shaw & Co., L.P.:                           -0- shares
          David E. Shaw:                                    -0- shares

    (ii)  Shared power to vote or to direct the vote:
          D. E. Shaw Meniscus Portfolios, L.L.C.:           1,330,032 shares
          D. E. Shaw & Co., L.L.C.:                         1,330,032 shares
          D. E. Shaw & Co., L.P.:                           1,709,794 shares
          David E. Shaw:                                    1,709,794 shares

   (iii)  Sole power to dispose or to direct the disposition of:
          D. E. Shaw Meniscus Portfolios, L.L.C.:           -0- shares
          D. E. Shaw & Co., L.L.C.:                         -0- shares
          D. E. Shaw & Co., L.P.:                           -0- shares
          David E. Shaw:                                    -0- shares

    (iv)  Shared power to dispose or to direct the disposition of:
          D. E. Shaw Meniscus Portfolios, L.L.C.:           1,330,032 shares
          D. E. Shaw & Co., L.L.C.:                         1,330,032 shares
          D. E. Shaw & Co., L.P.:                           1,709,794 shares
          David E. Shaw:                                    1,709,794 shares


David E. Shaw does not own any shares directly. By virtue of David E. Shaw's position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser of D. E. Shaw Meniscus Portfolios, L.L.C., the managing member and investment adviser of D. E. Shaw Investment Group, L.L.C. and D. E. Shaw Valence Portfolios, L.L.C., the general partner of D. E. Shaw Investments, L.P., and the managing member of D. E. Shaw Valence, L.L.C., and by virtue of David E. Shaw's position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Meniscus Portfolios, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 1,709,794 shares as described above constituting 6.5% of the outstanding shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 1,709,794 shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
Not Applicable

ITEM 10. CERTIFICATION
By signing below, each of D. E. Shaw Meniscus Portfolios, L.L.C., D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., L.P., and David E. Shaw certify that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct. Powers of Attorney, dated February 24, 2004, granted by David E. Shaw in favor of Eric Wepsic, are attached hereto.

Dated: April 25, 2005


                                        D. E. Shaw Meniscus Portfolios, L.L.C.
                                        By: D. E. Shaw & Co., L.L.C., as
                                            managing member

                                        By: /s/Eric Wepsic
                                            ------------------------------------
                                            Eric Wepsic
                                            Managing Director

                                        D. E. Shaw & Co., L.L.C.

                                        By: /s/Eric Wepsic
                                            ------------------------------------
                                            Eric Wepsic
                                            Managing Director

                                        D. E. Shaw & Co., L.P.

                                        By: /s/Eric Wepsic
                                            ------------------------------------
                                            Eric Wepsic
                                            Managing Director

                                        David E. Shaw

                                        By: /s/Eric Wepsic
                                            ------------------------------------
                                            Eric Wepsic
                                            Attorney-in-Fact for David E. Shaw

                                    EXHIBIT 1

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:

         Anne Dinning,

         Julius Gaudio,

         Lou Salkind,

         Stuart Steckler, and

         Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co., Inc. (acting for itself or as the general partner of D. E. Shaw & Co., L. P. and general partner or managing member of other entities, any which in turn may be acting for itself or other entities) all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F, and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution, delivery, furnishing, and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 5, 2001, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: February 24, 2004

DAVID E. SHAW, as President of
D. E. Shaw & Co., Inc.
/s/David E. Shaw
New York, New York

                                    EXHIBIT 2

                                POWER OF ATTORNEY
                               FOR CERTAIN FILINGS
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


I, David E. Shaw, hereby make, constitute and appoint each of:

         Anne Dinning,

         Julius Gaudio,

         Lou Salkind,

         Stuart Steckler, and

         Eric Wepsic,

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity as President of D. E. Shaw & Co. II, Inc. (acting for itself and as the managing member of D. E. Shaw & Co., L.L.C., which in turn may be acting for itself or as the managing member of other companies) all documents, certificates, instruments, statement, other filings and amendments to the forgoing (collectively, "documents") determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person's execution and delivery, furnishing or filing of the applicable document.

This power of attorney shall be valid from the date hereof and replaces the power granted on February 5, 2001, which is hereby cancelled.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: February 24, 2004

DAVID E. SHAW, as President of
D. E. Shaw & Co. II, Inc.
/s/David E. Shaw
New York, New York

                                    EXHIBIT 3

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned Reporting Persons hereby agrees to the joint filing, along with all other such Reporting Persons, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value, of Synaptics Incorporated, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of this 25th day of April, 2005.


                                 D. E. Shaw Meniscus Portfolios, L.L.C.
                                 By: D. E. Shaw & Co., L.L.C., as
                                         managing member

                                         By: /s/Eric Wepsic
                                             ---------------
                                              Eric Wepsic
                                              Managing Director



                                 D. E. Shaw & Co., L.L.C.

                                 By: /s/Eric Wepsic
                                     ---------------
                                       Eric Wepsic
                                       Managing Director



                                 D. E. Shaw & Co., L.P.

                                 By: /s/Eric Wepsic
                                     ---------------
                                       Eric Wepsic
                                       Managing Director



                                 David E. Shaw

                                 By: /s/Eric Wepsic
                                     ---------------
                                       Eric Wepsic
                                       Attorney-in-Fact for David E. Shaw